Exhibit 99.1

Leap Reports Second Quarter Adjusted OIBDA Improvements of 40 Percent Sequentially and Nearly 25 Percent Year-Over-Year

~ Achieves Positive Levered Free Cash Flow in Second Quarter ~

~ Experiences Softer-than-Expected Quarterly Customer Activity ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at approximately 4:30 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--August 3, 2010--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven prepaid wireless communications services, today reported financial and operational results for the quarter ended June 30, 2010. Service revenues for the second quarter increased 10.2 percent over the prior year quarter to $597.0 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $172.0 million for the second quarter of 2010, an increase of approximately $34.2 million, or 24.8 percent, over the prior year period, and an increase of approximately $49.0 million, or 40 percent, over the prior quarter. Operating income for the second quarter of 2010 was $49.2 million, compared to operating income of $26.3 million for the second quarter of 2009, an increase of $22.9 million, or approximately 87 percent.

The Company reported approximately 683,000 gross customer additions and a net loss of approximately 112,000 customers, comprised of approximately 73,000 voice customers and 39,000 broadband customers. Churn for the quarter was 5.0 percent.

"The Company delivered solid financial performance in the second quarter, highlighted by an increase in adjusted OIBDA of nearly 25 percent over the second quarter of 2009 and 40 percent over the first quarter of 2010, which resulted in an important milestone for the business in generating positive free cash flow,” said Doug Hutcheson, Leap's president and chief executive officer. “We expected second quarter net customer additions to be seasonally soft, and while customer activity in the quarter was even softer than expected, we believe it will strengthen in coming quarters as a result of the actions we are taking. Our overall business activity for 2010 can be best described in three phases. During the first half of the year, the Company was preparing for a significant transformation of our business. In the third quarter, we are beginning the implementation phase of this transformation with the initiatives announced today, including new, simpler voice, Smartphone and broadband service plans, as well as an enhanced touchscreen, Smartphone and feature phone line-up. We expect to begin to realize the benefits of these changes in the fourth quarter and beyond as we enter the traditionally strong selling season. We believe that our overall competitive position is strong and expect that the enriched service plans and dynamic Smartphone and feature phone line-up we have announced today will enable us to further accelerate customer growth.”

Financial Results and Operating Metrics(1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Service revenues	$597.0	$541.6	10.2%	$1,181.8	$1,055.6	12.0%
Total revenues	$633.5	$597.4	6.0%	$1,287.5	$1,184.4	8.7%
Operating income	$49.2	$26.3	87.1%	$54.3	$25.3	114.6%
Adjusted OIBDA	$172.0	$137.8	24.8%	$295.0	$234.6	25.7%
Adjusted OIBDA as a percentage of service revenues	29%	25%	--	25%	22%	--
Net loss	$(19.3)	$(61.2)	--	$(84.7)	$(108.5)	--
Diluted net loss per share	$(0.24)	$(0.89)	--	$(1.14)	$(1.63)	--
Gross customer additions(2)	683,315	790,933	(13.6%)	1,816,313	1,680,844	8.1%
Net customer additions	(111,718)	202,767	(155.1%)	334,052	695,520	(52.0%)
End of period customers	5,288,157	4,540,180	16.5%	5,288,157	4,540,180	16.5%
Weighted-average customers	5,290,825	4,432,381	19.4%	5,212,955	4,245,621	22.8%
Churn	5.0%	4.4%	--	4.7%	3.9%	--
End of period covered POPS	~ 94.2	~ 91.1	3.4%	~ 94.2	~ 91.1	3.4%
Average revenue per user (ARPU)	$37.61	$40.73	(7.7%)	$37.78	$41.44	(8.8%)
Cash costs per user (CCU)	$17.51	$18.42	(4.9%)	$17.46	$19.19	(9.0%)
Cost per gross addition (CPGA)	$215	$201	(7.0%)	$188	$198	(5.1%)
Cash purchases of property and equipment	$88.2	$224.1	(60.6)%	$195.4	$425.9	(54.1%)
Unrestricted cash, cash equivalents and short-term investments	$550.2	$713.8	(22.9%)	$550.2	$713.8	(22.9%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

  Service revenues increased 10.2 percent year-over-year, and 2.1 percent over the first quarter of 2010, to $597.0 million, primarily due to an increase in the number of weighted average customers.
  Second quarter 2010 operating income of $49.2 million increased by $22.9 million over the comparable period of the prior year.

  Adjusted OIBDA was $172.0 million for the second quarter of 2010, an increase of nearly 25 percent year-over-year, reflecting top-line growth and scale efficiencies, increased contributions from the Company’s Auction 66 markets and broadband service, and the benefits of our productivity and cost-management initiatives.
  Net loss for the second quarter of 2010 was $19.3 million, compared to a net loss of $61.2 million for the comparable period of the prior year. The decline in net loss resulted in a year-over-year net loss per share improvement of $0.65, from a net loss per share of $0.89 for the second quarter of 2009 to a net loss per share of $0.24 for the second quarter of 2010.
  Gross additions declined by 13.6 percent year-over-year due to fewer new market launches, device selection and lower-than-expected available handset inventories.
  End-of-period customers for the second quarter of 2010 were 5,288,157, a 16.5 percent increase from end-of-period customers for the second quarter of 2009.
  Customer churn for the second quarter of 2010 was 5.0 percent, an increase from 4.4 percent in the comparable period of the prior year. This increase was primarily due to the impact of less-tenured customers, including customers of the Company’s newer Cricket Broadband and Cricket PAYGo services businesses.
  Second quarter 2010 ARPU declined 8 percent from the prior year quarter, primarily as a result of an increased number of customers in our lower-priced service plans and the cumulative effects of competitive actions we took in the third quarter of 2009.
  Capital expenditures during the second quarter of 2010 were $88.2 million.
  The Company generated $20.9 million of levered free cash flow in the second quarter of 2010. Levered free cash flow refers to adjusted OIBDA, less cash capital expenditures and net interest expense.

“We are pleased with the Company’s financial performance in the second quarter, including the increased contributions from our Auction 66 markets and our mobile broadband service,” said Walter Berger, Leap’s executive vice president and chief financial officer. “We also drove improvements in our margin performance through cost management efforts and the benefits of scale. Importantly, with the investments for our initial Auction 66 market launches and broadband service behind us, our business generated positive levered free-cash-flow for the first time since 2006. Looking ahead, we expect to incur up to $25 million of additional launch costs in a typically financially slower third quarter to implement “all-in-monthly” service plans and the other product and service initiatives we have announced today. We believe that our strong balance sheet, our ability to leverage our best-in-class cost structure, and the introduction of the products and pricing plans we announced today position the Company well to drive meaningful OIBDA and cash flow over time.”

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 4:30 p.m. EDT / 1:30 p.m. PDT today during its Analyst Day to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, competitiveness and expected financial and operational performance and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement our new product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which we expect to file shortly with the SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(In thousands, except share amounts)

	June 30, 2010	December 31, 2009
Assets	(Unaudited)
Cash and cash equivalents	$279,588	$174,999
Short-term investments	270,637	389,154
Restricted cash, cash equivalents and short-term investments	3,866	3,866
Inventories	48,198	107,912
Deferred charges	28,798	38,872
Other current assets	83,347	73,204
Total current assets	714,434	788,007
Property and equipment, net	2,076,612	2,121,094
Wireless licenses	1,923,800	1,921,973
Assets held for sale	—	2,381
Goodwill	430,101	430,101
Intangible assets, net	22,340	24,535
Other assets	89,213	83,630
Total assets	$5,256,500	$5,371,721
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$264,693	$310,386
Current maturities of long-term debt	14,096	8,000
Other current liabilities	187,557	196,647
Total current liabilities	466,346	515,033
Long-term debt	2,726,335	2,735,318
Deferred tax liabilities	280,538	259,512
Other long-term liabilities	108,783	99,696
Total liabilities	3,582,002	3,609,559
Redeemable noncontrolling interests	53,162	71,632
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 78,317,992 and 77,524,040 shares issued and outstanding at June 30, 2010 and December 31 2009, respectively	8	8
Additional paid-in capital	2,165,442	2,148,194
Accumulated deficit	(543,420)	(458,685)
Accumulated other comprehensive income (loss)	(694)	1,013
Total stockholders’ equity	1,621,336	1,690,530
Total liabilities and stockholders’ equity	$5,256,500	$5,371,721

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Service revenues	$596,999	$541,585	$1,181,821	$1,055,590
Equipment revenues	36,542	55,823	105,674	128,805
Total revenues	633,541	597,408	1,287,495	1,184,395
Operating expenses:
Cost of service (exclusive of items shown separately below)	175,803	154,567	341,737	298,911
Cost of equipment	111,041	127,775	279,094	285,571
Selling and marketing	96,449	96,688	208,333	200,211
General and administrative	88,944	90,938	181,200	187,115
Depreciation and amortization	110,649	99,621	219,895	189,354
Total operating expenses	582,886	569,589	1,230,259	1,161,162
Gain (loss) on sale or disposal of assets	(1,488)	(1,554)	(2,941)	2,027
Operating income	49,167	26,265	54,295	25,260
Equity in net income of investees, net	887	515	1,458	1,994
Interest income	294	642	722	1,587
Interest (expense)	(60,296)	(49,060)	(120,591)	(90,911)
Other income (expense), net	3,057	(46)	3,072	(109)
Loss on extinguishment of debt	--	(26,310)	--	(26,310)
Loss before income taxes	(6,891)	(47,994)	(61,044)	(88,489)
Income tax expense	(12,397)	(13,189)	(23,691)	(20,054)
Net loss	(19,288)	(61,183)	(84,735)	(108,543)
Accretion of redeemable noncontrolling interests, net of tax	1,050	(1,568)	(1,537)	(4,504)
Net loss attributable to common stockholders	$(18,238)	$(62,751)	$(86,272)	$(113,047)
Loss per share attributable to common stockholders:

Basic	$(0.24)	$(0.89)	$(1.14)	$(1.63)
Diluted	$(0.24)	$(0.89)	$(1.14)	$(1.63)
Shares used in per share calculations:
Basic	75,846	70,540	75,820	69,371
Diluted	75,846	70,540	75,820	69,371

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(Unaudited and in thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net cash provided by operating activities	$204,406	$143,764
Investing activities:
Purchases of property and equipment	(195,405)	(425,926)
Change in prepayments for purchases of property and equipment	(2,836)	(830)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(1,827)	(31,945)
Proceeds from sale of wireless licenses and operating assets	—	2,965
Purchases of investments	(301,399)	(436,051)
Sales and maturities of investments	427,287	290,599
Purchase of membership units of equity investment	(967)	—
Change in restricted cash	378	706
Net cash used in investing activities	(74,769)	(600,482)
Financing activities:
Proceeds from issuance of long-term debt	—	1,057,474
Repayment of long-term debt	(4,000)	(879,904)
Payment of debt issuance costs	—	(14,100)
Purchase of non-controlling interest	(20,973)	—
Proceeds from issuance of common stock, net	904	265,923
Other	(979)	(658)
Net cash provided by (used in) financing activities	(25,048)	428,735
Net increase (decrease) in cash and cash equivalents	104,589	(27,983)
Cash and cash equivalents at beginning of period	174,999	357,708
Cash and cash equivalents at end of period	$279,588	$329,725
Supplementary disclosure of cash flow information:
Cash paid for interest	$115,528	$111,133
Cash paid for income taxes	$2,977	$2,482
Non-cash investing and financing activities:
Contributions of wireless licenses in exchange for an equity interest	$2,381	$—

Explanatory Notes to Financial Statements

(1) The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its non-controlling interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with authoritative guidance for the consolidation of variable interest entities because these entities are variable interest entities and the Company has the obligation to absorb their losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three and six months ended June 30, 2010 and 2009 (unaudited; in thousands, except percentages):

	Three Months Ended June 30,
					Change from Prior Year
	2010	% of 2010 Service Revenues	2009	% of 2009 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$596,999		$541,585		$55,414	10.2%
Equipment revenues	36,542		55,823		(19,281)	(34.5)%
Total revenues	633,541		597,408		36,133	6.0%
Operating expenses:
Cost of service	175,803	29.4%	154,567	28.5%	21,236	13.7%
Cost of equipment	111,041	18.6%	127,775	23.6%	(16,734)	(13.1)%
Selling and marketing	96,449	16.2%	96,688	17.9%	(239)	(0.2)%
General and administrative	88,944	14.9%	90,938	16.8%	(1,994)	(2.2)%
Depreciation and amortization	110,649	18.5%	99,621	18.4%	11,028	11.1%
Total operating expenses	582,886	97.6%	569,589	105.2%	13,297	2.3%
Gain (loss) on sale or disposal of assets	(1,488)	(0.2)%	(1,554)	(0.3)%	66	4.2%
Operating income	$49,167	8.2%	$26,265	4.8%	$22,902	87.2%

	Six Months Ended June 30,
					Change from Prior Year
	2010	% of 2010 Service Revenues	2009	% of 2009 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$1,181,821		$1,055,590		$126,231	12.0%
Equipment revenues	105,674		128,805		(23,131)	(18.0)%
Total revenues	1,287,495		1,184,395		103,100	8.7%
Operating expenses:
Cost of service	341,737	28.9%	298,911	28.3%	42,826	14.3%
Cost of equipment	279,094	23.6%	285,571	27.1%	(6,477)	(2.3)%
Selling and marketing	208,333	17.6%	200,211	19.0%	8,122	4.1%
General and administrative	181,200	15.3%	187,115	17.7%	(5,915)	(3.2)%
Depreciation and amortization	219,895	18.6%	189,354	17.9%	30,541	16.1%
Total operating expenses	1,230,259	104.1%	1,161,162	110.0%	69,097	6.0%
Gain (loss) on sale or disposal of assets	(2,941)	(0.2)%	2,027	0.2%	(4,968)	(245.1)%
Operating income	$54,295	4.6%	$25,260	2.4%	$29,035	114.9%

Total share-based compensation expense related to the Company’s share-based awards for the three and six months ended June 30, 2010 and 2009 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cost of service	$866	$801	$1,463	$1,645
Selling and marketing expense	1,831	1,466	2,937	3,049
General and administrative expense	8,019	8,140	13,481	17,368
Share-based compensation expense	$10,716	$10,407	$17,881	$22,062
Share-based compensation expense per share:
Basic	$0.14	$0.15	$0.24	$0.32
Diluted	$0.14	$0.15	$0.24	$0.32

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(3) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. New customers who received a period of free service when they subscribed for our Cricket Wireless and Cricket Broadband services but did not pay their first monthly bill were deducted from our gross customer additions in the month in which they were disconnected and are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(4) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or “topped up” their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(5) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to the initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commission expenses unrelated to the initial customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. For customers who received a free period of service when they subscribed for Cricket service, we have deducted those customers who have not paid their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Selling and marketing expense	$96,449	$96,688	$208,333	$200,211
Less share-based compensation expense included in selling and marketing expense	(1,831)	(1,466)	(2,937)	(3,049)
Plus cost of equipment	111,041	127,775	279,094	285,571
Less equipment revenue	(36,542)	(55,823)	(105,674)	(128,805)
Less net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	(22,025)	(8,392)	(38,166)	(21,840)
Total costs used in the calculation of CPGA	$147,092	$158,782	$340,650	$332,088
Gross customer additions	683,315	790,933	1,816,313	1,680,844
CPGA	$215	$201	$188	$198

(6) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cost of service	$175,803	$154,567	$341,737	$298,911
Plus general and administrative expense	88,944	90,938	181,200	187,115
Less share-based compensation expense included in cost of service and general and administrative expense	(8,885)	(8,941)	(14,944)	(19,013)
Plus net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	22,025	8,392	38,166	21,840
Total costs used in the calculation of CCU	$277,887	$244,956	$546,159	$488,853
Weighted-average number of customers	5,290,825	4,432,381	5,212,955	4,245,621
CCU	$17.51	$18.42	$17.46	$19.19

(7) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense.

Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•it does not reflect capital expenditures;

•although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

•it does not reflect costs associated with share-based awards exchanged for employee services;

•it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating income	$49,167	$26,265	$54,295	$25,260
Plus depreciation and amortization	110,649	99,621	219,895	189,354
OIBDA	159,816	125,886	274,190	214,614
Less (gain) loss on sale or disposal of assets	1,488	1,554	2,941	(2,027)
Plus share-based compensation expense	10,716	10,407	17,881	22,062
Adjusted OIBDA	$172,020	$137,847	$295,012	$234,649

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com